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                                  PROSPECTUS

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                               4,900,729 SHARES

                  [ILLINOIS SUPERCONDUCTOR CORPORATION LOGO]

                                 COMMON STOCK
                                 ------------


     The shares (the "Shares") of Common Stock, $.001 par value (including preferred stock purchase rights) (the "Common Stock"), of Illinois Superconductor Corporation (the "Company") covered by this Prospectus may be sold from time to time by the stockholders specified in this Prospectus or their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). See "Selling Stockholders." This Prospectus relates to (a) 4,900,729 Shares, of which (i) 637,061 are Shares which may in the future be issued, or have been issued, to the Selling Stockholders upon the conversion of outstanding shares of the Company's Series B Convertible Preferred Stock (the "Series B Stock"), (ii) 1,534,767 are Shares which may in the future be issued to the Selling Stockholders upon the conversion of outstanding shares of the Company's Series C Convertible Preferred Stock (the "Series C Stock"), (iii) 2,514,460 are Shares which may in the future be issued to the Selling Stockholders upon the conversion of outstanding shares of the Company's Series G Convertible Preferred Stock (the "Series G Stock"), (iv) 15,927 are Shares which may be issued, or have been issued, to the Selling Stockholders as accrued dividends for one year on the Series B Stock,
(v) 38,370 are Shares which may be issued to the Selling Stockholders as accrued dividends for one year on the Series C Stock, (vi) 62,862 are Shares which may be issued to the Selling Stockholders as accrued dividends for one year on the Series G Stock and (vii) 97,282 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of outstanding warrants held by the Selling Stockholders (the "Warrants") and (b) such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series B Stock, the Series C Stock and the Series G Stock or the payment of dividends thereon, based upon fluctuations in the conversion price of the Series B, the Series C and the Series G Stock, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Shares issuable upon conversion of the Series B, Series C and Series G Stock are subject to adjustment and could be more or less than the estimated amount listed herein depending on factors which cannot be predicted at this time, including, among other things, the future market price of the Common Stock.
The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but the Company will receive the proceeds from the exercise of the Warrants by the Selling Stockholders. See "Use of Proceeds."

     The Common Stock is traded on the Nasdaq National Market (the "NNM") under the symbol "ISCO." On December 18, 1997, the closing price of the Common Stock as reported on the NNM was $2.344 per share. The Selling Stockholders may, from time to time during the effectiveness of this registration, sell the Shares on the NNM, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

     AN INVESTMENT IN THE SHARES OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.
                             -------------------


               The date of this Prospectus is December 19, 1997

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Copies of reports, proxy statements and other information regarding registrants that file electronically are available on the Commission's Web site at http://www.sec.gov. The Common Stock is traded on the NNM, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments, exhibits and schedules thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.



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               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1996;

     2. The Company's Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. The Company's Current Reports on Form 8-K, dated April 14, 1997, May 1, 1997, June 10, 1997, July 8, 1997, July 16, 1997, August 4, 1997, September 2,
1997 and October 31, 1997;

     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed August 23, 1993 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description; and

     5. The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed February 12, 1996 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive office: Illinois Superconductor Corporation, 451 Kingston Court, Mt. Prospect, Illinois 60056, Attention: Secretary (telephone: (847) 391-9400).



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


                                 RISK FACTORS

     Because the Company wants to provide investors with more meaningful and useful information, this Prospectus contains, and incorporates by reference, certain forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act) that reflect the Company's current expectations regarding the future results of operations and performance and achievements of the Company. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and assumptions, including the factors set forth in the following Risk Factors, which could cause the Company's future results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     An investment in the Shares offered hereby entails a high degree of risk. In addition to the other information in this Prospectus, or incorporated by reference herein, prospective investors should carefully consider the following Risk Factors before purchasing any of the Shares offered hereby.

UNCERTAIN MARKET ACCEPTANCE OF SUPERCONDUCTING TELECOMMUNICATIONS PRODUCTS

     The Company's radio frequency ("RF") filter products have not been sold in significant quantities and there is no assurance that a substantial market will develop for the Company's products. The Company's customers establish demanding specifications for performance and reliability. There can be no assurance that the Company's RF filter products will continue to pass product performance and reliability tests by cellular and Personal Communications Services ("PCS") service providers. There can also be no assurance that the Company's products will operate reliably on a long-term basis, that the Company will be able to manufacture adequate quantities of any products it develops at commercially acceptable costs or on a timely basis or that any of the Company's current or future products will achieve market acceptance. The Company has experienced, and may continue to experience, quarterly fluctuations in its results of operations as its RF filter products attempt to gain market acceptance while being subject to the lengthy approval and purchase processes of customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on the Company's business, operating results and financial condition.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; AND UNCERTAINTY OF FINANCIAL
RESULTS

     The Company was founded in October 1989 and to date has been engaged principally in research and development ("R&D"), product testing, manufacturing and marketing activities. The Company has only recently begun to generate limited revenues from the sale of its RF filter products. Prior to the commencement of these sales, the majority of the Company's revenues were derived from R&D contracts, primarily from the U.S. government. The Company does not expect revenues to increase dramatically until it ships a significant amount of its RF products. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

     The Company has incurred substantial net losses in each year since its inception and as of September 30, 1997 had an accumulated deficit of approximately $35.6 million. The Company expects to continue to incur operating losses through at least mid-1998 as it continues to devote significant financial resources to its product development, manufacturing, marketing and sales efforts. Even if the Company is able to overcome the significant remaining manufacturing and marketing hurdles necessary


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


to sell significant quantities of its RF filter products, there can be no assurance that the Company will ever achieve a profitable level of operations or, if profitability is achieved, that it can be sustained.

FUTURE CAPITAL NEEDS

     To date, the Company has financed its operations primarily through public and private equity financings that have raised approximately $48.9 million, net of related expenses. Although the Company believes that its current funds, including the aggregate $5 million of proceeds from its sale of the Series C Stock and Series G Stock to the Selling Stockholders on October 29, 1997, are sufficient to finance the Company's operations as planned through at least the end of May 1998, the Company will require additional funds to finance its product development, manufacturing and marketing activities thereafter. Pursuant to the Convertible Preferred Stock Purchase Agreement dated as of June 6, 1997 (the "Purchase Agreement"), by and between the Company and Southbrook International Investments, Ltd. ("Southbrook"), one of the Selling Stockholders, the Company has the option to issue up to $9 million of additional convertible preferred stock (the "Additional Preferred Stock") to Southbrook in up to three additional tranches, if certain conditions, including, without limitation, maintaining certain price levels for the Common Stock, no material adverse change in the Company's business and no significant changes in the Company's senior management, are satisfied by the Company or waived by Southbrook. There can be no assurance, however, that the Company will receive any or all of the remaining $9 million, or when such funds will be received, because there can be no assurance that or when the conditions will be satisfied by the Company or waived by Southbrook. If the conditions are not satisfied or waived, there can be no assurance that additional funds will be available on acceptable terms to the Company, or at all. In addition, the Company has granted a right of first refusal to Brown Simpson, LLC, an affiliate of a Selling Stockholder, to participate in any future private placement of equity securities, which is exercisable within six months of the closing of any tranche of financing under the Purchase Agreement. In addition, Elliott Associates, L.P. ("Elliott") and Westgate International, L.P. ("Westgate"), two of the Selling Stockholders, have been granted a right of second refusal to participate in any future private placement of equity securities, which expires on April 29, 1998. These rights of first refusal and second refusal could adversely impair the Company's ability to obtain additional equity financings. If any of the Additional Preferred Stock is issued, or if additional funds are raised by issuing other equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, the Company may be required to delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of its products or research and development programs, or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or potential products that the Company would not otherwise relinquish. Inadequate funding also could impair the Company's ability to compete in the marketplace. In particular, if during the first half of 1998 the Company is unable to secure adequate additional financing through the issuance of Additional Preferred Stock or from other sources, it will have to reduce its operating plans in order to continue its operations through the end of 1998. The Company regularly examines opportunities to expand its technology base and product line through means such as licenses, joint ventures and acquisitions of assets or ongoing businesses, and may issue securities in connection with such transactions. However, no commitments to enter into or pursue any such transactions have been made at this time, and there can be no assurance that any such discussions will result in any such transaction being concluded.

     In December 1996, the Company received an aggregate of approximately $4,400,000 from the exercise of warrants that were issued in the Company's private placement completed in November 1995, approximately $1,100,000 of which was in the form of promissory notes. Approximately $716,000 in principal amount of these promissory notes was due on April 30, 1997, of which approximately $699,000 remains outstanding as of the date hereof. The Company has filed a lawsuit to collect repayment of these promissory notes, including accrued interest. The debtors have filed a counterclaim against the Company, and the Company has filed a motion to dismiss such counterclaim. There can be no assurance when or


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


if such promissory notes will be repaid and a further delay or failure in repayment could adversely effect the Company's cash flow and liquidity.

VOLATILITY OF COMMON STOCK PRICE

     The market price of the Common Stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Announcements by the Company or others regarding the receipt of customer orders, quarterly variations in operating results, additional equity financings, changes in recommendations of securities analysts, results of customer field trials, scientific discoveries, technological innovations, litigation, product developments, patent or proprietary rights, government regulation and general market conditions may have a significant impact on the market price of the Common Stock.

LIMITED EXPERIENCE IN MANUFACTURING, MARKETING AND SALES

     For the Company to be financially successful, it must manufacture its products in substantial quantities, at acceptable costs and on a timely basis. Although the Company to date has produced limited quantities of its products for commercial installations and for use in development and customer field trial programs, production of large quantities at competitive costs presents a number of technological and engineering challenges for the Company, and there can be no assurance that the Company will be able to manufacture such products in sufficient volume. The Company has limited experience in manufacturing, and substantial costs and expenses may be incurred in connection with attempts to manufacture substantial quantities of the Company's products. No assurance can be given that the Company will be able to make the transition to full commercial production successfully.

     The Company's marketing and sales experience to date is very limited. The Company will be required to further develop its marketing and sales force in order to effectively demonstrate the advantages of its products over more traditional products, as well as competitive superconductive products. The Company may also elect to enter into agreements or relationships with third parties regarding the commercialization or marketing of its products. If the Company enters into such agreements or relationships, it will be substantially dependent upon the efforts of others in deriving commercial benefits from its products. There can be no assurance that the Company will be able to establish adequate sales and distribution capabilities, that it will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms or that any third parties with whom it enters into such arrangements will be successful in marketing the Company's products.

COMPETITION

     The wireless telecommunications equipment market is very competitive. The Company's products compete directly with products which embody existing and future competing commercial technologies. In particular, in cellular telecommunications applications, the Company competes with conventional RF component manufacturers whose products are currently in use by the Company's potential customers. Many of these companies have substantially greater financial resources, larger R&D staffs and greater manufacturing and marketing capabilities than the Company. Other emerging wireless technologies may also provide protection from RF interference and offer enhanced range to cellular and PCS service providers at lower prices and may therefore compete with the Company's products. There can be no assurance that high performance RF filters will become a preferred technology to address the needs of cellular and PCS service providers. Failure of the Company's products to improve performance sufficiently or at an acceptable price or to achieve commercial acceptance or otherwise compete with conventional technologies will have a material adverse effect on the Company's business, operating results and financial condition.

     Although the market for superconductive electronics currently is small and in the early stages of development, the Company believes it will become intensely competitive, especially if products with


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


significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, the Company must develop and maintain technologically advanced products, attract and retain highly qualified personnel, obtain additional patent or other protection for its technology and products and manufacture and market its products, either alone or with third parties. There can be no assurance that the Company will be able to achieve these objectives. Failure to do so would have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH

     The Company's growth to date has caused, and will continue to cause, a significant strain on its management, operational, financial and other resources. The Company's ability to manage its growth effectively will require it to implement and improve its operational, financial, manufacturing and management information systems and expand, train, manage and motivate its employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on the Company's performance in the next several quarters. If the Company were to receive substantial orders, the Company may have to expand its current facility, which could cause an additional strain on the Company's management personnel and development resources. The failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE; POSSIBLE PURSUIT OF OTHER MARKET OPPORTUNITIES

     The field of superconductivity is characterized by rapidly advancing technology. The success of the Company will depend in large part upon its ability to keep pace with advancing superconducting technology, high performance RF filter design and efficient, low cost cryogenic technologies. Rapid changes have occurred, and are likely to continue to occur, in the development of superconducting materials and processes. The Company will have to continue to improve its ability to fabricate thick-film HTS devices, design high performance RF filters and efficient cryogenic subsystems and produce significant quantities of products based on these improvements. There can be no assurance that the Company's development efforts will not be rendered obsolete by the adoption of alternative solutions to current wireless operator problems or by technological advances made by others, or that other materials or processes, including other superconducting materials or fabrication processes, will not prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by the Company.

     Because HTS product development is a new and emerging field, there may in the future be new opportunities that are more attractive than those initially identified by the Company for its targeted markets. As a result, there is no assurance that the Company will not elect in the future to commit its resources to such other potentially more attractive market opportunities. Such election may require the Company to limit or abandon its current focus on developing, manufacturing, marketing and selling HTS products for cellular, PCS and other telecommunications markets. The risks associated with other markets may be different from the risks associated with the cellular, PCS and other wireless telecommunications markets.

FOCUS ON WIRELESS TELECOMMUNICATIONS MARKET; CURRENT AND FUTURE COMPETITIVE TECHNOLOGIES

     The Company has selected the wireless telecommunications market, in particular the cellular and PCS markets, as the first principal target market for its superconductor-based products. The devotion of substantial resources to the wireless telecommunications market makes the Company vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. Any adverse developments in the wireless telecommunications market during the foreseeable future would have a material adverse effect on the Company's business, operating results and financial condition.

     The Federal Communications Commission ("FCC") has adopted rules that provide preferential licensing treatment for parties that develop new communications services and technologies. These developments and further technological advances may make available other alternatives to cellular or PCS service, thereby creating additional sources of competition. There can be no assurance that competition to cellular or PCS technologies will not adversely affect the market for the Company's products, or result in changes in the Company's development and manufacturing programs.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

     To date, the Company's marketing and sales efforts have focused on major cellular service providers in retrofit applications and, to a lesser extent, on PCS operators and cellular and PCS OEMs. The Company expects that if its RF filter products achieve market acceptance, a limited number of wireless service providers and OEMs will account for a substantial portion of its revenue during any period. Sales of many of the Company's RF filter products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of the Company's products. Wireless service providers and the Company's other customers are significantly larger than, and are able to exert a high degree of influence over, the Company. Customers' orders are affected by a variety of factors such as new product introductions, regulatory approvals, end user demand for wireless services, customer budgeting cycles, inventory levels, customer integration requirements, competitive conditions and general economic conditions. The loss of one or more of the Company's customers or the failure to attract new customers would have a material adverse effect on the Company's business, operating results and financial condition.

LENGTHY SALES CYCLES

     Wireless service providers and the Company's other customers are significantly larger than, and are able to exert a high degree of influence over, the Company. Prior to selling its products to these customers, the Company must generally undergo lengthy approval and purchase processes. Technical and business evaluation by potential customers can take up to a year or more for products based on new technologies such as HTS. The length of the approval process is affected by a number of factors, including, among others, the complexity of the product involved, priorities of the customers, budgets and regulatory issues affecting customers. There can be no assurance that the Company will obtain the necessary approvals or that ensuing sales of such products will occur. There can also be no assurance that the length of its customers' approval process or delays will not have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON LIMITED SOURCES OF SUPPLY

     Certain parts and components used in the Company's RF filter products, including substrates and cryogenic refrigerators, are only available from a limited number of sources. The Company's reliance on these limited source suppliers exposes the Company to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Any reduced availability of such parts or components when required could materially impair the Company's ability to manufacture and deliver its products on a timely basis and result in the cancellation of orders, which could have material adverse effect on the Company's business, operating results and financial condition. In addition, the purchase of certain key components involves long lead times and, in the event of unanticipated increases in demand for the Company's products, the Company may not be able to manufacture products in a quantity sufficient to meet its customers' demand in any particular period. The Company has no guaranteed supply arrangements with its limited source suppliers, does not maintain an extensive inventory of parts or components, and customarily purchases parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. Business disruption, production shortfalls or financial difficulties of a limited source supplier could materially and adversely effect the Company by increasing product costs or reducing or eliminating the availability of such parts or components. In such events, the inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products on a timely basis and could have a material adverse effect on its business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PATENTS

     The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any Company products are based. As of November 1, 1997, the Company has been issued nine U.S. patents, has purchased two U.S. patents from another company and has filed and is actively pursuing applications for 24 other U.S. patents, and is the licensee of nine patents and patent applications held by others. One of the Company's patents is jointly owned with Lucent Technologies, Inc., formerly a subsidiary of AT&T. The Company believes that, since the discovery of HTS materials in 1986, a large number of patent applications have been filed worldwide and many patents have been granted in the U.S. relating to HTS materials. The claims in those patents often appear to overlap and there are interference proceedings pending in the United States Patent and Trademark Office (not currently involving the Company) regarding rights to inventions claimed in some of the HTS materials patent applications. The Company also believes there are a large number of patents and patent applications covering RF filter products and other products and technologies that the Company is pursuing. Accordingly, the patent positions of companies using HTS materials technologies and RF technologies, including the Company, are uncertain and involve complex legal and factual questions. No assurance can be given that the patent applications filed by the Company or by the Company's licensors will result in issued patents or that the scope and breadth of any claims allowed in any patents issued to the Company or its licensors will exclude competitors or provide competitive advantages to the Company. In addition, there can be no assurance that any patents issued to the Company or its licensors will be held valid if subsequently challenged or that others will not claim rights in the patents and other proprietary technologies owned or licensed by the Company or that others have not developed or will not develop similar products or technologies without violating any of the Company's proprietary rights. Furthermore, the Company's loss of any license to technology that it now has or acquires in the future may have a material adverse effect on the Company's business, operating results and financial condition.

     Some of the patents and patent applications owned or licensed by the Company are subject to non-exclusive, royalty-free licenses held by various governmental units. These licenses permit these U.S. government units to select vendors other than the Company to produce products for the U.S. Government which would otherwise infringe the Company's patent rights which are subject to the royalty-free licenses. In addition, the U.S. Government has the right to require the Company to grant licenses (including exclusive licenses) under such patents and patent applications or other inventions to third parties in certain instances.

     Patent applications in the U.S. are currently maintained in secrecy until patents are issued and in foreign countries this secrecy is maintained for a period of time after filing. Accordingly, publication of discoveries in the scientific literature or of patents themselves or laying open of patent applications in foreign countries tends to lag behind actual discoveries and filing of related patent applications. Due to this factor and the large number of patents and patent applications related to HTS materials, RF technologies and other products and technologies that the Company is pursuing, comprehensive patent searches and analyses associated with HTS materials, RF technologies and other products and technologies that the Company is pursuing are often impractical or not cost-effective. As a result, the

Company's patent and literature searches cannot fully evaluate the patentability of the claims in the Company's patent applications or whether materials or processes used by the Company for its planned products infringe or will infringe upon existing technologies described in U.S. patents or may infringe upon claims in patent applications made available in the future. Because of the volume of patents issued and patent applications filed relating to HTS materials, RF technologies and other products and technologies that the Company is pursuing, the Company believes there is a significant risk that current and potential competitors and other third-parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by the Company. In any such case, to avoid infringement, the Company would have to either license such technologies or design around any such patents. There can be no assurance that the Company will be able to obtain licenses to such technologies or that, if obtainable, such licenses would be available on terms acceptable to the Company or that the Company could successfully design around these third-party patents.

     Participation in litigation or patent office proceedings in the U.S. or other countries, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued or licensed to the Company, to defend the Company against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse outcome in any such proceedings could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and/or require the Company to cease using certain technologies, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that a number of patent applications, including applications filed by International Business Machines Corporation, Lucent Technologies, Inc., and other potential competitors of the Company are pending that may cover the useful compositions and uses of certain HTS materials including yttrium barium copper oxide ("YBCO"), the principal HTS material used by the Company in its present and currently proposed products. Therefore, there is a substantial risk that one or more third parties may be granted patents covering YBCO and other HTS materials and their uses, in which case the Company could not use these materials without an appropriate license. As with other patents, the Company has no assurance that it will be able to obtain licenses to any such patents for YBCO or other HTS materials or their uses or that such licenses would be available on commercially reasonable terms. Any of these problems would have a material adverse effect on the Company's business, operating results and financial condition.

GOVERNMENT REGULATIONS

     Although the Company believes that its wireless telecommunications products themselves would not be subject to licensing by, or approval requirements of, the FCC, the operation of base stations is subject to FCC licensing and the radio equipment into which the Company's products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. The Company's ability to sell its wireless telecommunications products will be dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality and reliability of the Company's base station products must enable them to meet FCC technical standards. Any failure to meet such standards or delays by base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on the Company's business, operating results and financial condition.
In addition, HTS RF filters are on the U.S. Department of Commerce's export regulation list and therefore exportation of such RF filters to certain countries may be restricted or subject to export licenses.

     The Company uses certain hazardous materials in its research, development and manufacturing operations. As a result, the Company is subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require the Company to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. The Company believes it is in material compliance with all environmental regulations and to date the Company has not had to incur significant expenditures for preventive or remedial action with respect to the use of hazardous materials. However, there can be no assurance that the operations, business or assets of the Company will not be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, there is the risk of accidental contamination or injury from these materials. In the event of an accident, the Company could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that the Company could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed the Company's resources or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in large part upon its ability to attract and retain highly qualified management, manufacturing, marketing, sales and R&D personnel. Due to the specialized nature of the Company's business, it may be difficult to locate and hire qualified personnel. The loss of services of one of its executive officers or other key personnel, or the failure of the Company to attract and retain other executive officers or key personnel, could have a material adverse effect on the Company's business, operating results and financial condition.

BUSINESS INTERRUPTIONS AND DEPENDENCE ON A SINGLE U.S. FACILITY

     The Company's primary operations, including engineering, manufacturing, research, distribution and general administration, are housed in a single facility in Mount Prospect, Illinois. Any material disruption in the Company's operations, whether due to fire, natural disaster, power loss or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition.

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

     On June 6, 1997, August 29, 1997 and October 29, 1997, the Company sold 600 shares of Series B Stock, 300 shares of Series C Stock, and 700 shares of Series G Stock and 300 shares of Series C Stock, respectively, to the Selling Stockholders in private placements pursuant to two convertible preferred stock purchase agreements. Each share of Series B Stock, Series C Stock and Series G Stock is convertible at any time into a number of shares of Common Stock determined by dividing $5,000, plus any accrued but unpaid dividends to be paid in Common Stock, by the lesser of (i) the average closing bid price for the five consecutive trading days immediately preceding the date of issuance of the Series B Stock, the Series C Stock or the Series G Stock, as the case may be, and (ii) 101% of the average of the lowest closing bid prices for five consecutive trading days during the 60 consecutive trading days immediately preceding the date of conversion of the Series B Stock, the Series C Stock or the Series G Stock, as the case may be. 380 shares of Series B Stock and no shares of Series C Stock or Series G Stock have been converted into shares of Common Stock as of the date hereof. In connection with the issuance of the Series B Stock and the Series G Stock, Warrants exercisable for an aggregate of 97,282 shares of Common Stock were also issued to the Selling Stockholders.
The Warrants have not been exercised for shares of Common Stock as of the date hereof.

     Pursuant to the Purchase Agreement, the Company has the option to issue up to 1,800 shares of Additional Preferred Stock to Southbrook in up to three additional tranches, if certain conditions are satisfied or waived. The Company will also issue in the future to Southbrook an additional warrant(s) exercisable for either 31,250 or 62,500 shares of Common Stock, which amount and timing of issuance will depend upon if and when certain of the Additional Preferred Stock is sold. The Company may also issue additional capital stock, warrants and/or other securities to raise capital in the future. In order to attract and retain key personnel, the Company may also issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options, warrants, Series B Stock, Series C Stock, Series G Stock and Additional Preferred Stock, if any, the holders thereof are given the opportunity to benefit from a rise in the market price of the Common Stock.

The sale of a substantial number of shares of Common Stock by the Company or any of its significant stockholders, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. In June 1997 and September 1997, the Company's Registration Statements on Form S-3 (Reg. No. 333-29797 and Reg. No. 333-36089, respectively) were declared effective by the Commission, registering for public resale an aggregate of 1,184,060 Shares of which (i) 637,061 are Shares which may in the future be issued, or have been issued, to the Selling Stockholders upon the conversion of outstanding shares of Series B Stock, (ii) 457,143 are Shares which may in the future be issued to the Selling Stockholders upon conversion of outstanding shares of Series C Stock, (iii) 15,927 are Shares which may be issued, or have been issued, to the Selling Stockholders as accrued dividends for one year on the Series B Stock, (iv) 11,429 are Shares which may be issued to the Selling Stockholders as accrued dividends for one year on the Series C Stock and (v) 62,500 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of a Warrant. In connection with the Registration Statement of which this Prospectus is a part, an additional 3,716,669 Shares are being registered by the Company for public resale, of which (i) 1,077,624 are Shares which may in the future be issued to the Selling Stockholders upon the conversion of outstanding shares of Series C Stock, (ii) 2,514,460 are Shares which may in the future be issued to the Selling Stockholders upon the conversion of outstanding shares of Series G Stock, (iii) 26,941 are Shares which may be issued to the Selling Stockholders as accrued dividends for one year on the Series C Stock, (iv) 62,862 are Shares which may be issued to the Selling Stockholders as accrued dividends for one year on the Series G Stock and (v) 34,782 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of Warrants. In addition, in connection with the Registration Statement of which this Prospectus is a part, a presently indeterminate number of additional Shares as may be issuable upon conversion of the Series B Stock, the Series C Stock and the Series G Stock or the payment of dividends thereon are being registered by the Company for public resale in accordance with Rule 416 under the Securities Act. In addition to the presently indeterminate number of Shares being registered pursuant to Rule 416 under the Securities Act, a total of 4,900,729 Shares are being specifically registered under the three registration statements. There can be no assurance that the Company will not be obligated to register additional shares of Common Stock for public resale prior to or upon conversion of the Series B Stock, the Series C Stock and the Series G Stock depending on, among other factors, the future market price of the Common Stock. The increase in the number of outstanding shares of Common Stock that are available for sale without restriction due to the registration of the Shares and the perception that a substantial number of the Shares may be sold by the Selling Stockholders, or the actual sale of a substantial number of the Shares by the Selling Stockholders, could adversely affect the market price of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities in the future at a time and price that the Company deems appropriate.

     The Company currently has outstanding warrants to purchase 628,687 shares of Common Stock at a weighted average exercise price of $9.47 per share and options to purchase 706,371 shares of Common Stock at a weighted average exercise price of $13.07 per share (391,064 of which have not yet vested) issued to employees, directors and consultants pursuant to the Company's Amended and Restated

1993 Stock Option Plan, as amended, and individual agreements with management and directors of the Company.

DILUTION AND DIVIDEND POLICY

     The conversion of Series B Stock, Series C Stock, Series G Stock or Additional Preferred Stock, if any, or the exercise of options and warrants, including the Warrants, as well as the sale by the Company of additional securities, including the Additional Preferred Stock, and/or rights to purchase such securities, would likely have an adverse or dilutive effect on the market value of the Common Stock, including the shares of Common Stock being offered hereby. The Series B Stock, Series C Stock and Series G Stock may be converted into shares of Common Stock at a discount to the market price of the Common Stock on the particular date of conversion. The Company also may in the future offer equity participation in connection with the obtaining of non-equity financing, such as debt or leasing arrangements accompanied by warrants to purchase equity securities of the Company. This could also have a dilutive effect upon the holders of Common Stock.

     The Company has never paid a cash dividend on its Common Stock and does not expect to do so in the foreseeable future. Dividends on the Series B Stock, Series C Stock and Series G Stock are payable at the rate of 5% per annum and are payable in cash or shares of Common Stock at the option of the Company. While the Series B Stock, Series C Stock and Series G Stock are outstanding, the Company is limited in its ability to pay dividends on the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company has certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. In February 1996, the Board of Directors of the Company (the "Board of Directors") adopted a stockholders rights plan (the "Rights Plan"). By causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, the Series A Rights and Series B Rights of the Rights Plan may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. In addition, the Company's Certificate of Incorporation and Bylaws contain provisions that include (i) a requirement that stockholder action may be taken only at stockholders meetings; (ii) the authority of the Board of Directors to issue series of the Company's preferred stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (d) the classification of the Board of Directors into three classes, each serving for staggered three-year terms.


                              RECENT DEVELOPMENTS

     On November 21, 1997, Sheldon Drobny, a stockholder of the Company, filed a complaint against the Company, its current directors and certain former directors (the "Defendants") in the Circuit Court of Cook County, Illinois, County Department, Law Division. The complaint alleged that, in connection with certain private placements of securities beginning in May 1997, the Company's directors selected certain financing solely to entrench themselves in their positions, and that Ted Laves, who was not on the Company's Board of Directors at the time the financing was initially approved, subsequently approved additional financing solely to entrench himself in his position. Mr. Drobny has asserted that by acting solely out of an entrenchment motive, the Defendants breached their fiduciary duty of loyalty. In addition, Mr. Drobny has asserted that the selections of the financing alternatives made by the Defendants over other proposals constituted gross negligence. Mr. Drobny has asserted that he has suffered damages in an amount in excess of $50,000. A response to the complaint is not yet due and has not yet been filed. The Company believes that the suit is without merit and intends to defend itself vigorously in this litigation.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. If and when all or a portion of the Warrants are exercised and up to 97,282 Shares are issued to the Selling Stockholders, the Company will receive the proceeds from the sale of such Shares to the Selling Stockholders. If the Warrants are exercised in full, the Company will receive $1,275,775. Such amount is intended to be used by the Company for working capital and other general corporate purposes, including funding of its product development programs, expansion of its sales and marketing efforts, and acquisition of manufacturing equipment.


                             SELLING STOCKHOLDERS

     The following table sets forth, as of December 5, 1997, certain information regarding the beneficial ownership of the outstanding Common Stock by the Selling Stockholders, consisting of the Shares which the Selling Stockholders may be issued upon conversion of the Series B Stock, the Series C Stock and the Series G Stock, the Shares which the Selling Stockholders may be issued as accrued dividends on the Series B Stock, the Series C Stock and the Series G Stock and the Shares which the Selling Stockholders may acquire upon exercise of the Warrants, both before the offering of the Shares and as adjusted to reflect the sale of the Shares.


                                                                                              BENEFICIAL OWNERSHIP
                                                   SHARES                                      AFTER OFFERING (2)
                                                BENEFICIALLY                                 -----------------------
                                                OWNED PRIOR             NUMBER OF SHARES       NUMBER
       NAME OF SELLING STOCKHOLDERS             TO OFFERING             BEING OFFERED (1)    OF SHARES       PERCENT
------------------------------------------     --------------           -----------------    ---------       -------
Southbrook International Investments, Ltd.     2,251,807  (3)             2,251,807  (3)           --(4)      --(4)

Elliott Associates, L.P.                       1,403,552  (5)             1,306,052  (5)       97,500(6)       *(6)

Westgate International, L.P.                   1,401,552  (5)             1,306,052  (5)       95,500(6)       *(6)

Brown Simpson Strategic Growth Fund, L.P.         36,818  (7)                36,818  (7)           --         --


---------------------
 *   Less than 1%

(1) Represents the specified number of Shares that may be sold by the Selling Stockholders pursuant to this Prospectus; provided, however, that, pursuant to Rule 416 under the Securities Act, the Registration Statement of which this Prospectus is a part shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby (i) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the Company's number of outstanding shares of Common Stock or (ii) upon conversion of the Series B Stock, the Series C Stock and the Series G Stock or the payment of dividends thereon, pursuant to fluctuations in the applicable conversion price thereof.
(2) Assumes the Selling Stockholders sell all of their Shares offered hereby to unaffiliated third parties pursuant to this Prospectus. The Selling Stockholders may sell all or part of their Shares.
(3) Southbrook holds 360 shares of Series B Stock and 590 shares of Series C Stock, each with a stated value of $5,000 per share, which may be converted into shares of Common Stock from time to time at a conversion price (the "Conversion Price") equal to the lesser of (i) the average closing bid price for the five consecutive trading days immediately preceding the date of issuance of the Series B Stock or Series C Stock, as the case may be, and (ii) 101% of the average of the lowest closing bid prices for five consecutive trading days during the 60 consecutive trading days immediately preceding the date of conversion of the Series B Stock or Series C Stock, as the case may be. The number of shares of Common Stock shown in the table includes 637,061 shares of Common Stock, which represents two times the number of shares of Common Stock into which the full 600 shares of Series B Stock might have been converted on June 23, 1997 based on the then Conversion Price of $9.41825 per share, 510,793 shares of which have been issued to Southbrook pursuant to the conversion of shares of Series B Stock, of which 241,215 shares are currently held by Southbrook; 457,143 shares of Common Stock, which represents two times the number of shares of Common Stock into which 300 shares of the Series C Stock might have been converted on September 22, 1997 based on the then Conversion Price of $6.5625 per share; and 1,041,704 shares of Common Stock, which represents two times the number of shares of Common Stock into which 290 shares of the Series C Stock might have been converted on December 5, 1997 based on the then Conversion Price of $2.7839 per share. Because the number of shares of Common Stock that will be ultimately issued to Southbrook upon conversion of the Series B Stock and Series C Stock is dependent upon the applicable Conversion Price at the time of conversion, that number of shares of Common Stock, and therefore the number of shares of Common Stock offered hereby, cannot be determined at this time.

     The number of shares of Common Stock shown in the table also includes 62,500 shares of Common Stock issuable upon exercise of a presently exercisable Warrant. The number of shares of Common Stock shown in the table also includes 15,927 shares of Common Stock, which represents accrued dividends for one year on the Series B Stock based on the Conversion Price of $9.41825 per share at June 23, 1997, 11,922 shares of which have been issued to Southbrook as accrued dividends on shares of Series B Stock; 11,429 shares of Common Stock, which represents accrued dividends for one year on 300 shares of the Series C Stock based on the Conversion Price of $6.5625 per share at September 22, 1997; and 26,043 shares of Common Stock, which represents accrued dividends for one year on 290 shares of the Series C Stock based on the Conversion Price of $2.7839 per share at December 5, 1997. Dividends on the Series B Stock and Series C Stock are payable at the rate of 5% per annum and are payable in cash or shares of Common Stock at the Company's option.
(4) The Purchase Agreement limits the conversion and exercise rights of Southbrook to the extent that the maximum number of shares of Common Stock held by Southbrook and its affiliates after such conversion of the Series B Stock and Series C Stock and/or exercise of its Warrant would exceed 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.
(5) Elliott and Westgate each holds 350 shares of Series G Stock with a stated value of $5,000 per share, which may be converted into shares of Common Stock from time to time at the Conversion Price equal to the lesser of (i) the average closing bid price for the five consecutive trading days immediately preceding the date of issuance of the Series G Stock and (ii) 101% of the average of the lowest closing bid prices for five consecutive trading days during the 60 consecutive trading days immediately preceding the date of conversion of the Series G Stock. The number of shares of Common Stock shown in the table includes 1,257,230 shares of Common Stock, which represents two times the number of shares of Common Stock into which the full 350 shares of Series G Stock might have been converted on December 5, 1997 based on the then Conversion Price of $2.7839 per share. Because the number of shares of Common Stock that will be ultimately issued to Elliott or Westgate upon conversion of the Series G Stock is dependent upon the applicable Conversion Price at the time of conversion, that number of shares of Common Stock, and therefore the number of shares of Common Stock offered hereby, cannot be determined at this time. The number of shares of Common Stock shown in the table also includes 17,391 shares of Common Stock issuable upon exercise of a presently exercisable Warrant. The number of shares of Common Stock shown in the table also includes 31,431 shares of Common Stock, which represents accrued dividends for one year on the 350 shares of Series G Stock based on the Conversion Price of $2.7839 per share at December 5, 1997. Dividends on the Series
     G Stock are payable at the rate of 5% per annum and are payable in cash or shares of Common Stock at the Company's option.
(6)  The Convertible Preferred Stock Purchase Agreement dated as of October
     29, 1997, by and between the Company and Elliott and Westgate limits the conversion and exercise rights of such Selling Stockholders to the extent that the maximum number of aggregate shares of Common Stock held by such Selling Stockholders and their affiliates after such conversion of the Series G Stock and/or exercise of their Warrants would exceed 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.
(7) Brown Simpson Strategic Growth Fund, L.P. ("Brown Simpson") holds 10 shares of Series C Stock with a stated value of $5,000 per share, which may be converted into shares of Common Stock from time to time at the Conversion Price equal to the lesser of (i) the average closing bid price for the five consecutive trading days immediately preceding the date of issuance of the Series C Stock and (ii) 101% of the average of the lowest closing bid prices for five consecutive trading days during the 60 consecutive trading days immediately preceding the date of conversion of the Series C Stock. The number of shares of Common Stock shown in the table includes 35,920 shares of Common Stock, which represents two times the number of shares of Common Stock into which the full 10 shares of Series C Stock might have been converted on December 5, 1997 based on the then Conversion Price of $2.7839 per share. Because the number of shares of Common Stock that will be ultimately issued to Brown Simpson upon conversion of the Series C Stock is dependent upon the applicable Conversion Price at the time of conversion, that number of shares of Common Stock, and therefore the number of shares of Common Stock offered hereby, cannot be determined at this time. The number of shares of Common Stock shown in the table also includes 898 shares of Common Stock, which represents accrued dividends for one year on the Series C Stock based on the Conversion Price of $2.7839 per share at December 5, 1997. Dividends on the Series C Stock are payable at the rate of 5% per annum and are payable in cash or shares of Common Stock at the Company's option.

                             PLAN OF DISTRIBUTION

     Pursuant to the Registration Rights Agreement dated as of June 6, 1997, by and between the Company and Southbrook (the "Initial Registration Rights Agreement"), the Company has previously filed Registration Statements on Form S-3 (Reg. No. 333-29797 and Reg No. 333-36089) which register for public resale an aggregate of 1,184,060 Shares, (i) 637,061 are Shares which may in the future be issued, or have been issued, to the Selling Stockholders upon the conversion of outstanding shares of Series B Stock, (ii) 457,143 are Shares which may in the future be issued to the Selling Stockholders upon conversion of outstanding shares of Series C Stock, (iii) 15,927 are Shares which may be issued, or have been issued, to the Selling Stockholders as accrued dividends for one year on the Series B Stock, (iv) 11,429 are Shares which may be issued to the Selling Stockholders as accrued dividends for one year on the Series C Stock and (v) 62,500 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of a Warrant. Such registration statements were declared effective by the Commission in June 1997 and September 1997, respectively. Pursuant to the Initial Registration Rights Agreement and the Registration Rights Agreement dated as of October 29, 1997 by and between the Company and Elliott and Westgate (the "Subsequent Registration Rights Agreement" and with the Initial Registration Rights Agreement, the "Registration Rights Agreements"), the Company also agreed to file with the Commission by the 30th day following the issuance of the Series C Stock and Series G Stock issued on October 29, 1997, a registration statement registering for public resale additional shares of Common Stock which may in the future be issued to the Selling Stockholders upon the conversion of the outstanding shares of such Series C Stock and Series G Stock, as accrued dividends for one year on such Series C Stock and Series G Stock and/or exercise of certain of the Warrants. The Company also agreed to use its best efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof, but in any event prior to the 90th day following the issuance of such Series C Stock and Series G Stock. The Registration Statement of which this Prospectus is a part has been filed with the Commission pursuant to the Registration Rights Agreements. The Selling Stockholders may sell all or a portion of the Shares held by them from time to time while the applicable registration statements remain effective. With respect to the 2,288,625 Shares (plus a presently indeterminate number of Shares that may be issued) covered by the Initial Registration Rights Agreement, the Company has agreed that it will use all reasonable efforts to keep the registration statements effective for a period of three years commencing on the effective date of the applicable registration statement (or a shorter period if all of such Shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act prior to the expiration of the three-year period). With respect to the 2,612,104 Shares (plus a presently indeterminate number of Shares that may be issued) covered by the Subsequent Registration Rights Agreement, the Company has agreed that it will use all reasonable efforts to keep the Registration Statement of which this Prospectus is a part effective for a period of four years commencing on the effective date of the Registration Statement (or a shorter period if all of such Shares registered under the Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act prior to the expiration of the four-year period). The aggregate proceeds to the Selling Stockholders from the sale of Shares offered by the Selling Stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     The Selling Stockholders may, from time to time, sell all or a portion of the Shares on the NNM, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (not to exceed an aggregate of $10,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                LEGAL MATTERS

     Certain legal matters with respect to the validity of the Shares will be passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.


                                   EXPERTS

     The financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                              =================

                              TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information...................................................    2

Incorporation of Certain Documents by
 Reference..............................................................    3

Risk Factors............................................................    4

Recent Developments.....................................................   13

Use of Proceeds.........................................................   14

Selling Stockholders....................................................   14

Plan of Distribution....................................................   16

Legal Matters...........................................................   17

Experts.................................................................   17

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                 [LOGO] [ILLINOIS SUPERCONDUCTOR CORPORATION]

                               4,900,729 Shares

                                 Common Stock


                                --------------
                                  PROSPECTUS
                                --------------




                              December 19, 1997



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